                                                                Exhibit 4.1

                               PURCHASE AGREEMENT


This agreement (the "Agreement") is dated as of January 24, 1997 by and between Grubb & Ellis Company (the "Company") and Warburg Pincus Investors, L.P. ("Warburg").

                                    RECITALS

I. On October 22, 1996, pursuant to an agreement dated October 21, 1996 between Warburg and The Prudential Insurance Company of America ("Prudential") (the "Prudential/Warburg Agreement"), Warburg acquired from Prudential the following securities of the Company for $23,000,000 (plus accrued interest of $318,034.72 which was paid by the Company):

     (a) $5,000,000 Principal Amount Amended and Restated Revolving Credit Note due November 1, 1999; (b) $6,500,000 Principal Amount Amended and Restated 9.90% Senior Note due November 1, 1998; (c) $3,500,000 Principal Amount Amended and Restated 9.90% Senior Note due November 1, 1998 ((a), (b) and (c) above are sometimes collectively referred to hereinafter as the "Senior Notes"); (d) $10,900,834.33 Principal Amount Amended and Restated 10.65% Subordinated Payment-In-Kind Note due November 1, 2001; (e) $1,520,058.79 Principal Amount 11.65% Subordinated Payment-In-Kind Note, due November 1, 2001; (f) $723,517.03 Principal Amount 11.65% Subordinated Payment-In-Kind Note, due November 1, 2001 ((d), (e) and (f) above are sometimes collectively referred to hereinafter as the "PIK Notes"); (g) 130,233 shares of Junior Convertible Preferred Stock; (h) Restated Stock Subscription Warrant No. 16 to subscribe for 200,000 shares of the Company's Common Stock ("Pru Warrant No. 16"); and (i) New Stock Subscription Warrant No. 17 to subscribe for 150,000 shares of the Company's Common Stock ("Pru Warrant No. 17") ((h) and (i) above are sometimes collectively referred to hereinafter as the "Prudential Warrants") issued pursuant to (i) that certain Senior Note, the Subordinated Note and Revolving Credit Note Agreement between the Company and Prudential, dated as of November 2, 1992, as amended from time to time (the "Note Agreement") and (ii) that certain Securities Purchase Agreement between the Company and Prudential, dated as of November 2, 1992 (the "Securities Purchase Agreement").

II. Also, on October 22, 1996, Warburg granted an option, through April 16, 1997, for the Company to acquire as an entirety, all of the securities in the Company purchased by Warburg from Prudential as set forth in (a) through (i) above (the "First Option") at a purchase price equal to Warburg's cost ($23 million) plus interest in an amount equal to 10% per annum through January 31, 1997 and 12% per annum thereafter through April 16, 1997.

III. On December 11, 1996, the Company acquired from Warburg (i) the PIK Notes, which were marked "canceled" and (ii) 130,233 shares of Junior Convertible Preferred Stock, which were retired, for an aggregate purchase price of $10,000,000 plus accrued interest of $69,315.07.

IV. Also on December 11, 1996, Warburg granted an option, through April 16, 1997 (which can be extended through July 15, 1997 under certain circumstances), for the Company to acquire the Senior Notes as an entirety at a purchase price equal to Warburg's cost of $13 million plus interest in an amount equal to 10% per annum on the purchase price through January 31, 1997 and 12% per annum thereafter through the end of the option term (the "Second Option"), and the First Option was canceled.

V. Warburg is the beneficial holder of 10,443,339 shares of the Company's Common Stock through its ownership of (i) 9,105,981 shares of Common Stock, and
(ii) currently exercisable warrants to purchase an aggregate of 1,337,358 shares of the Company's Common Stock.

     In consideration of the premises, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto desire to complete the transactions set forth herein in this Agreement and agree as follows:

     1. Subject to the terms and conditions hereof, on the Closing Date (as defined below): Warburg hereby agrees to sell, transfer and assign to the Company, without recourse, representation or warranty of any kind except as set forth herein, and the Company hereby agrees to purchase from Warburg, the Senior Notes for an aggregate purchase price equal to $13,000,000 plus accrued interest of $96,428.57 (the "Purchase Price"); The Senior Notes shall be marked "Canceled".

     2. The Closing will take place on January 24, 1997 or such other date as the parties hereto shall mutually agree (the "Closing Date") and on the Closing Date the parties shall complete the matters set forth in Paragraph 1 above, and Warburg will deliver the Senior Notes to the Company, together with duly executed bond powers, payable to the order of the Company, an incumbency certificate and such other documents as the Company may reasonably request to terminate all of the Company's obligations under the Note Agreement, against payment of $13,096,428.57 in immediately available funds to Warburg's account number, as prescribed by Warburg, and (ii) Warburg shall assign to the Company all of its right, title and interest in Prudential's warranties and representations made to Warburg as set forth in the Prudential/Warburg Agreement.

     3. Warburg hereby represents and warrants as of the date hereof and as of the Closing Date that: (a) Warburg is the sole legal, record and beneficial owner of the Senior Notes, and to the best of Warburg's knowledge, Warburg has good title thereto; Warburg has no knowledge of any lien, claim, option or other encumbrance by any person against the Senior Notes being transferred herein to the Company; to Warburg's knowledge, the representations and warranties of Prudential pursuant to the Prudential/Warburg Agreement were true and correct at the closing of the transactions under the Prudential/Warburg Agreement; Warburg did not, prior to or during the period of time Warburg held the Senior Notes, by any action or inaction, directly or indirectly, in whole or in part, cause any lien, claim, option or other encumbrance to occur with respect to the Senior Notes, or any of them; at the Closing, Warburg will assign all of its right, title and interest in Prudential's warranties and representations made to Warburg as set forth in the Prudential/Warburg Agreement to the Company; (b) Warburg has full power, authority and legal right to sell the Senior Notes; and (c) Warburg has been the sole beneficial owner of the Senior Notes since October 22, 1996.

     4. As of the date hereof and as of the Closing Date, the Company hereby represents that it has full power, authority and legal right to acquire the Senior Notes.

     5. Warburg hereby represents and warrants that as of the date hereof and, as of the Closing Date, its ownership of the Company's securities as set forth in Recital V is true and correct;

     6. (a) Warburg hereby irrevocably waives any claims against the Company or any of its affiliates or representatives based upon any matter arising out of or related to the transactions contemplated by this Agreement, including non-disclosure of any information relating to the Company, except with respect to the representations contained in this Agreement and in the documents delivered pursuant to this Agreement.

          (b) Warburg, on behalf of itself and for all of its affiliates, hereby waives any and all Defaults or Events of Default (each as defined in the Note Agreement) that exist or may exist as of the Closing Date under the Note Agreement.

     7. The obligations of each of the Company and Warburg under this Agreement are subject to and conditioned upon the satisfaction at or prior to the Closing of each of the following conditions (unless waived by such party in writing):

          (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of each other party contained in this Agreement and in any agreements or instruments to be delivered pursuant hereto shall be true and correct at and as of the Closing Date; and

          (b) PERFORMANCE. Each other party shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including execution and delivery of the documents contemplated by this Agreement; and

          (c) NO PROCEEDINGS. No action, suit, investigation or legal or administrative claim or proceeding shall be pending or threatened before any court, governmental agency or regulatory authority which may result in the restraint, prohibition, or the obtaining of damages or other relief in respect of, or which is related to or arises out of, the consummation of transactions contemplated by this Agreement.

     8. Each party hereto shall execute and deliver all further documents or instruments reasonably requested by the other party in order to effect the intent and purposes of this Agreement and obtain the full benefit of this Agreement.

     9. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PROVISIONS THEREOF AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

     10. This Agreement, together with the exhibits hereof, if any, constitutes the complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior communications and agreements of the parties with respect thereto, all of which have become merged and integrated into this Agreement. This Agreement cannot be amended, modified or waived, except by a writing executed by each of the parties hereto.

     11. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              WARBURG, PINCUS INVESTORS, L.P.
                              By:  Warburg, Pincus & Co.
                                   its General Partner


                              By:   /s/ John Santoleri
                                 ______________________________
                              Name:  John Santoleri
                              Title: Partner



                              GRUBB & ELLIS COMPANY


                              By:   /s/ Robert J. Walner
                                 ______________________________
                              Name:  Robert J. Walner
                              Title: Senior Vice President and
                                     General Counsel